Exhibit 10.2

Confidential treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN CENTRIFUGE MANUFACTURING, LLC

TABLE OF CONTENTS

ARTICLE I – DEFINITIONS
1.1           Definitions

1.2           Construction

ARTICLE II – ORGANIZATIONAL MATTERS
2.1           Name

2.2           Certificates

2.3           Principal Place of Business

2.4           Registered Agent

2.5           Registered Office

2.6           Term

2.7           No Partnership Intended

2.8           Classes

ARTICLE III – BUSINESS OF COMPANY

ARTICLE IV – MEMBERS; OWNERSHIP; DISPOSITION OF INTERESTS
4.1           Members

4.2           Property

4.3           Disposition of Membership Interests

4.4           Admission of Additional Members

4.5           Liability of Members

4.6           Resignation or Withdrawal of Members

4.7           Holdings Call Rights

4.8           B&W TSG Put Rights

4.9           Consideration

4.10           Valuation

4.11           Process

4.12           Break-Up Fee

ARTICLE V – CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; DISTRIBUTIONS AND ALLOCATIONS
5.1           Capital Contributions

5.2           Capital Accounts

5.3           Distributions

5.4           Allocation of Profits and Losses

5.5           Regulatory Allocations

5.6           Tax Allocations

5.7           Allocations with Respect to Transferred Interests

5.8           Relation to Fee Agreement

ARTICLE VI –MEMBER LOANS
6.1           Loans

ARTICLE VII – MANAGEMENT
7.1           Management

7.2           Employees; Appointment of Officers

7.3           Indemnification

7.4           Insurance

7.5           Annual Business Plan and Budget

7.6           Disputes

ARTICLE VIII – ACCOUNTING AND RECORDS
8.1           Fiscal Year

8.2           Method of Accounting

8.3           Books and Records

8.4           Inspection

8.5           Financial Statements

8.6           Internal Controls

8.7           Taxation

8.8           Bank Accounts

ARTICLE IX – DISSOLUTION AND TERMINATION
9.1           Events of Dissolution

9.2           Distribution of Assets

9.3           In-Kind Distributions

9.4           Certain Distributions

9.5           No Liability

ARTICLE X – MISCELLANEOUS PROVISIONS
10.2           Amendments

10.3           Limited Liability

10.5           Interests and Certificates

10.5           Interests and Certificates

10.6           Notices

10.7           Partition

10.8           Entire Agreement; Waivers

10.9           Severability

10.10              No Third-Party Beneficiaries

10.11              Further Assuarances

10.12              Indemnification

10.13              Counterparts

10.14              Intellectual Property Rights

ARTICLE XI – REPRESENTATIONS AND WARRANTIES
11.1           Corporate Standing

11.2           No Violation of Law; Litigation

11.3           Licenses and Consents

11.4           No Conflict or Breach

11.5           Authority; Binding Effect

ARTICLE XII – FOREIGN OWNERSHIP, CONTROL AND INFLUENCE (FOCI); ETHICS AND COMPLIANCE POLICIES
12.1           Foreign Ownership, Control and Influence (FOCI)

12.2           Ethical Business Practices/Ethics & Compliance Policies

ARTICLE XIII – PROPRIETARY OR COMPANY CONFIDENTIAL INFORMATION
13.1           Confidential Information

13.2           Confidential Visits

13.3           Exceptions

13.4           Permitted Disclosures

13.5           Remedies

EXHIBIT A – Capital Contribution and Membership Interest
EXHIBIT B – Certificate For Limited Liability Company Interests In American Centrifuge Manufacturing, LLC
EXHIBIT C – Agreements To Be Assigned
EXHIBIT D – Roles and Responsibilities for the President/General Manager
EXHIBIT E – Facilities and Facilitization

LIMITED LIABILITY COMPANY AGREEMENT

AMERICAN CENTRIFUGE MANUFACTURING, LLC

This Limited Liability Company Agreement of American Centrifuge Manufacturing, LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”), dated as of September 2, 2010 (the “Agreement”), is entered into by American Centrifuge Holdings, LLC, a limited liability company formed under the laws of the State of Delaware (“Holdings”) and Babcock & Wilcox Technical Services Group, Inc., a Delaware corporation (“B&W TSG” and, together with Holdings, the “Members”).

WITNESSETH:

WHEREAS, USEC Inc., a Delaware corporation and Affiliate of Holdings (“USEC”), and B&W TSG executed that certain Memorandum of Understanding, dated as of May 1, 2009, to establish the Company to integrate the manufacturing of the AC100, including the management of suppliers of related services and materials, to assemble the AC100 and to provide services support for the AC100;

WHEREAS, the Company was formed on August 20, 2010 when the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Limited Liability Company Act, Delaware Code Ann., Title 6, Section 18-101, et seq., as amended from time to time (the “Act”); and

WHEREAS, the undersigned desire to set forth herein their agreement regarding the manner in which the Company shall be governed and operated.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

ARTICLE I – DEFINITIONS

1.1           Definitions.  The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters.

(a)           “AC100” means the AC100 centrifuges manufactured and assembled by the Company.

(b)           “ACE” means American Centrifuge Enrichment, LLC, a Delaware limited liability company.

(c)           “ACP” means American Centrifuge Plant, the facility being constructed by ACE in Piketon, Ohio.

(d)           “Act” shall mean the Delaware Limited Liability Company Act, at Del. Code Ann., Title 6, Section 18-101, et seq., as amended from time to time.

(e)           “Adjusted Capital Account Deficit” means with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to (i) the crediting to such Capital Account of any amounts which such Member is obligated to restore pursuant to any provisions of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) the debiting to such Capital Account of the items described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).  The definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f)           “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

(g)           “Agreement” shall mean this Limited Liability Company Agreement.

(h)           “Board of Managers” has the meaning set forth in Section 7.1 hereof.

(i)           “B&W TSG” means Babcock & Wilcox Technical Services Group, Inc., a Delaware corporation.

(j)           “Call Notice” has the meaning set forth in Section 4.11(a) hereof.

(k)           “Capital Account” means the capital account maintained for a Member pursuant to Section 5.2 hereof.

(l)           “Capital Contribution” means the amount of the initial contribution, as set forth on Exhibit A hereto, of each Member to the capital of the Company, and all other amounts contributed by the Members from time to time.

(m)           “Certificate” has the meaning set forth in Section 10.5.

(n)           “Classified Information” means any information or material, regardless of its physical form or characteristics, that has been determined pursuant to Executive Order 12356 or prior Executive Orders to require protection against unauthorized disclosure, and which is so designated; and all data concerning design, manufacture or utilization of atomic weapons, the production of Special Nuclear Material (as defined under the Atomic Energy Act of 1954 and regulations promulgated by the Nuclear Regulatory Commission), or the use of Special Nuclear Material in the production of energy, but shall not include the data declassified or removed from the Restricted Data category pursuant to Section 142 of the Atomic Energy Act of 1954 unless protected under Section 142d of the Atomic Energy Act of 1954.

(o)           “Code” means the United States Internal Revenue Code of 1986, and any successor statute, as amended from time to time.

(p)           “Company” shall mean American Centrifuge Manufacturing, LLC, a Delaware limited liability company.

(q)           “Dispose,” “Disposing,” or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance (including, by operation of law, but excluding any transfer occurring as a result of a technical dissolution), or the acts thereof.

(r)           “Dispute” has the meaning set forth in Section 7.6.

(s)           “Effective Date” has the meaning set forth in Section 2.6.

(t)           “ESA” means that certain Equipment Supply Agreement between the Company and ACE effective as of the Effective Date.

(u)           “Fee Agreement” means that certain Fee Agreement between the Company and The Babcock & Wilcox Company effective as of the Effective Date.

(v)           “FOCI” means a degree of ownership, control or influence over the Company by a Foreign Person such that a reasonable basis would exist for concluding that compromise of classified information or special nuclear material may result.

(w)           “Foreign Person” means (i) an individual who is not a citizen of the United States of America, (ii) a partnership in which any general partner is, or is controlled by, a Foreign Person or the partner or partners having a majority interest in partnership profits are Foreign Persons, (iii) a foreign government or representative thereof, (iv) a corporation, partnership, trust, company, association or other entity organized or incorporated under the laws of a jurisdiction outside of the United States or (v) a corporation, partnership, trust, company, association or other entity that is controlled directly or indirectly by any one or more of the foregoing.

(x)           “Guaranty” means that certain guaranty issued by The Babcock & Wilcox Company effective as of the Effective Date supporting the Company’s obligations under the ESA.

(y)           “Holdings” means American Centrifuge Holdings, LLC, a Delaware limited liability company.

(z)           “LTSA” means that certain Long Term Supply Agreement between the Company and ACE effective as of the Effective Date.

(aa)           “Managers” has the meaning set forth in Section 7.1(b) hereof.

(bb)           “Member” or “Members” means B&W TSG, Holdings, and/or any other Person that has been admitted as a Member pursuant to the terms hereof.

(cc)           “Member Loan” shall have the meaning set forth in Sections 5.1(d) and 6.1(a).

(dd)           “Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Treas. Reg. § 1.704-(i)(2) (determined by substituting “Member” for “partner” as used therein).

(ee)           “Member Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. §§ 1.704-2(i)(1) and 1.704-2(i)(2) (substituting “Member” for “partner” as used therein).

(ff)           “Member Representative” shall mean the individual designated in Section 7.1(f) to act on behalf of the Members.

(gg)           “Membership Interest” means the ownership interest of a Member in the Company, which shall be expressed as a percentage and set forth in Exhibit A hereto, including  a Member’s share of the Profit and Loss of the Company and a Member’s rights to receive distributions of assets (liquidating or otherwise) and allocations according to such Membership Interest, and a Member’s right to receive information and to consent to or approve such actions or omissions of the Company or another Member with respect to which the consent or approval of such Member is required.

(hh)           “Minimum Gain” has the meaning set forth in Treas. Reg. § 1.704-2(d).  Minimum Gain shall be computed separately for each Member in a manner consistent with the Treasury Regulations under Code § 704(b).

(ii)           “MOU” means the Memorandum of Understanding executed by B&W TSG and USEC Inc. dated as of May 1, 2009.

(jj)           “Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

(kk)           “Officer” has the meaning set forth in Section 7.2 hereof.

(ll)           “Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

(mm)           “Prime Rate” means the prime rate (or base rate) reported in the “Money Rates” column or section of The Wall Street Journal on the date with respect to which such rate is to be determined (or the most recent date on which such rate was published if such rate is not published on the date with respect to which such rate is to be determined) or such replacement rate agreed to by the Members if such Prime Rate ceases to be published by the Wall Street Journal or the Wall Street Journal ceases to be published.

(nn)           “Profits” or “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such fiscal year or period determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss) with the following adjustments:  (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulations § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss; and (iii) notwithstanding any other provision of this Section1.1(nn), any items which are specially allocated pursuant to Sections 5.5 or 5.6 hereof shall not be taken into account in computing Profits or Losses.

(oo)           “Put Notice” has the meaning set forth in Section 4.11(b) hereof.

(pp)           “State” shall mean the State of Delaware.

(qq)           “Subsequent ESA” has the meaning set forth in Section 9.1(g) hereof.

(rr)           “Supplier Agreements” means the agreements listed on Exhibit C hereto.

(ss)           “Tax Matters Partner” has the meaning set forth in Section 8.7(d) hereof.

(tt)           “Transferee” has the meaning set forth in Section 5.7 hereof.

(uu)           “Transferor” has the meaning set forth in Section 5.7 hereof.

(vv)           “Treasury Regulations” or “Treas. Reg.” or “Regulations” means the regulations promulgated by the United States Department of the Treasury with respect to the Code, or corresponding provisions of future regulations as such regulations may be amended from time to time.

1.2           Construction.

(a)           As used herein, the singular shall include the plural and all references herein to one gender shall include the others, as the context requires.  “Includes” or “including” shall mean “including, but not limited to.”

(b)           Unless otherwise expressly provided, all references to “Articles,” “Sections,” “Exhibits,” “Appendices” or “Annexes” are to Articles, Sections, Exhibits, Appendices or Annexes of this Agreement.  The terms “hereof,” “herein,” “hereunder” and comparable terms refer to this entire Agreement and not to any particular article, section or other subdivision thereof.

(c)           The headings and captions are used in this Agreement for convenience only and shall not be considered when determining the meaning of any provisions of this Agreement.

(d)           References to a Person shall mean such Person and its successors and permitted assigns.

(e)           Any agreement, document or drawing defined or referred to shall include each amendment, modification and supplement thereto and waiver thereof as may become effective from time to time, except where otherwise indicated. Any term defined by reference to any other agreement or document shall have such meaning whether or not such agreement or document remains in effect.

(f)           Unless otherwise noted, references to specific laws or regulations in this Agreement shall be deemed to refer to the most recent version of such laws or regulations, including all amendments thereto.

(g)           This Agreement has been freely negotiated by both Members and in the event there is any controversy, dispute, or claim involving the meaning, interpretation, validity, or enforceability of this Agreement or any of its terms and conditions, there shall be no inference, presumption, or conclusion drawn against a Member by virtue of such Member having drafted this Agreement or any portion hereof.

ARTICLE II – ORGANIZATIONAL MATTERS

2.1           Name.  The name of the Company is American Centrifuge Manufacturing, LLC or such other name as the Members may determine from time to time, and all Company business shall be conducted in such name or such other names that comply with applicable law and as the Members may designate from time to time.

2.2           Certificates.  Peter B. Saba is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects).  Upon the Effective Date, Peter B. Saba’s powers as an “authorized person” shall cease, and each Member and each Officer of the Company thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  Any Member or any Officer, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all other certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. Any Member or any Officer of the Company shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

2.3           Principal Place of Business.  The principal place of business of the Company shall be at 400 Centrifuge Way, Oak Ridge, Tennessee 37830.  The Company may locate its place of business at any other place or places as the Members may from time to time deem advisable.

2.4           Registered Agent.  The name of the initial registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company.

2.5           Registered Office.  The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, or such other place as the Members may designate from time to time.

2.6           Term.  The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware, and shall continue indefinitely.  This Agreement will become effective upon (i) the initial drawdown of funds by, or the other issuance of credit to, ACE under binding agreements among ACE and third parties (which may include the U.S. government) that obligate such third parties to lend to ACE funds for the construction of the ACP; and (ii) the execution and delivery of the ESA, the Guaranty and the LTSA (the latest to occur, the “Effective Date”).

2.7           No Partnership Intended.  Other than for purposes of determining the status of the Company under the Code and the Treasury Regulations and under any applicable state, municipal or other income tax law or regulation, the Members intend that the Company not be a partnership, limited partnership or joint venture and this Agreement shall not be construed to suggest otherwise; provided, however, that if the courts of any jurisdiction having jurisdiction over the Company or any of its properties do not recognize the Company as a limited liability company, for purposes of any action or suit to which the Company is a party or to which its properties are subject or for any other purpose, the Members intend that the Company is a limited partnership in such jurisdiction and shall promptly take such steps as are necessary to reflect such intention.

2.8           Classes.  All Membership Interests shall be of the same class.

ARTICLE III – BUSINESS OF COMPANY

Manufacturing, assembly and long-term services support of AC100 and such other business activities as may be approved from time to time by the Board of Managers.

The Company may engage in all activities required for, or related or appurtenant to, (i) the manufacture, production, assembly, construction, building, repair, refurbishment, sale, lease, or license of uranium centrifuge machines and related equipment and facilities including the procurement and operation of facilities, equipment, materials, technologies and processes to manufacture, produce, assemble, construct, build, repair or refurbish uranium enrichment centrifuge machines; (ii) the purchase, refurbishment, manufacture,  assembly, leasing, licensing, testing, loan or sale of the facilities, equipment, components, materials, technologies and processes, including all forms of intellectual property, necessary to build, modify, repair and maintain centrifuges, equipment and facilities for the enrichment of uranium (in any form); (iii) providing long-term maintenance, repair and replacement services support of uranium enrichment centrifuges, equipment and facilities; (iv) such other business activities as may be approved from time to time by the Members, or by the President/General Manager of the Company pursuant to authority delegated thereto; and (v) the maintenance of such equipment and facilities, including, constructing, refurbishing, manufacturing or purchasing and installing, or having installed, equipment and materials in such facilities; registering, patenting, owning or licensing intellectual property; selling, purchasing, pledging, mortgaging, assigning, loaning, licensing, leasing or otherwise acquiring, transferring, securing or disposing of real and personal property; borrowing or lending money; entering into tax agreements, including the purchase, ownership or sale of securities related thereto; employing or contracting for personnel to perform such activities; purchasing, leasing, licensing or otherwise acquiring any and all kinds of property, materials, utilities and services required or useful for any of the foregoing activities; providing any and all kinds of property, materials, utilities and services required or useful for any of the foregoing activities; procuring policies of insurance, payment and performance bonds, or other surety and security products in connection with any of the foregoing activities; contracting to provide goods and services to, or to obtain goods and services from, the U.S. government or its contractors in connection with any of the foregoing activities; obtaining permits and governmental approvals to perform any of the foregoing activities; and entering into contracts and agreements of any type in connection with any of the foregoing activities, including guarantees of the performance of such contracts and other obligations by others.  Consistent therewith, the Company shall have, and may exercise, all of the rights, powers and privileges now or hereafter conferred by the laws of the State on limited liability companies formed thereunder.

ARTICLE IV                                 – MEMBERS; OWNERSHIP; DISPOSITION OF INTERESTS

4.1           Members.  The Members of the Company are B&W TSG and Holdings, each of which has been admitted to the Company, and any other Person as may be properly admitted as a Member pursuant to the terms hereof in addition to or as assignees of the Members.  The Membership Interest of each party hereto shall be as shown on Exhibit A attached hereto.  If a Member transfers all of its Membership Interest to another entity, the transferor shall cease to be a Member.

4.2           Property.  All property owned by the Company, whether real or personal, tangible or intangible, and wherever located, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.  The Company may hold its property in its own name or through any trustee or agent or in the name of a nominee , in each case selected by the Board of Managers or an authorized Officer, which may be one of the Members or an Affiliate thereof if approved by the Members.

4.3           Disposition of Membership Interests.

(a)           No Member may Dispose of its Membership Interests, in whole or in part, or any or all of its rights and obligations under this Agreement, to a third party without the consent of the other Member, such consent not to be unreasonably withheld or delayed.  It shall be reasonable for a Member to withhold its consent if the proposed Disposition by the other Member is to an entity which competes with the Member whose consent is being sought.

(b)           The Person to whom a Membership Interest is Disposed shall have no right to be admitted as a Member of the Company unless (i) the Membership Interest is Disposed by a Member who was properly admitted as such pursuant to the terms hereof; (ii) each Member effecting the Disposition and the Person to whom the Membership Interest is Disposed executes and delivers a document to the other Members containing a representation and warranty by each Member effecting such Disposition and the Person to whom such Membership Interest is Disposed to the effect that such Disposition was made in accordance with all applicable laws and regulations, including applicable securities laws and regulations; and (iii) all of the other requirements of this Section 4.3 are satisfied with respect to such admission.

(c)           A Person to whom a Membership Interest is Disposed shall be admitted as a Member of the Company if (i) the existing Members (who shall not include the Member who transferred its interest) consent to such admission, pursuant to Section 4.3(a); (ii) such Person executes an appropriate agreement agreeing to be bound by the terms and conditions of this Agreement, which agreement shall contain the representations and warranties of such Person reasonably required by the other Members, and the Member who transferred its interest and such Person execute any other instruments relating to the Disposition of such Membership Interest reasonably required by other Members, including documentation evidencing such Persons’ authority to enter into such arrangement; and (iii) the Members receive a document setting forth (A) the notice and payment address and facsimile number of the Person to be admitted to the Company as a Member, (B) an agreement by such Person to perform and discharge timely all of the obligations and liabilities in respect of the Membership Interest being obtained and (C) the effective date of the Disposition.

(d)           In addition to the requirements for Disposing of a Membership Interest set forth above in this Section 4.3, no Member may Dispose of its Membership Interest, in whole or in part, unless:

(i)           such Disposition is accomplished in a non-public offering in compliance with, and exempt from registration and qualification requirements of, all federal and state securities laws and regulations;

(ii)           such Disposition will not adversely affect the Company or any other Member under the Code unless indemnified by the Transferor or an affiliate thereof in a manner reasonably satisfactory to each affected Member;

(iii)           such Disposition does not result in a default under, breach of any obligation contained in, or cause the failure of a condition contained in any material agreement to which the Company is a party;

(iv)           the Transferor and/or the Transferee bear all reasonable costs of the Company and other Members in connection with such Disposition, including costs incurred in amending this Agreement;

(v)           the Transferee has received from the Department of Energy or the Nuclear Regulatory Commission, as applicable, a positive determination under foreign ownership, control and influence rules and regulations;

(vi)           such Disposition will not adversely affect the ability of the Company to possess and use Classified Information; and

(vii)           the Company has received the written opinion, prepared and delivered to the Company at the expense of the Transferor prior to the effectiveness of such Disposition, of counsel selected by the Transferor that the conditions in clause (i) above are satisfied (such counsel and opinion to be reasonably acceptable to the Board of Managers).

4.4           Admission of Additional Members.  Additional Persons may be admitted as Members in the Company, without the sale, assignment, transfer or exchange by an existing Member of all or any part of its Membership Interest, only (i) with the consent of all the existing Members, which consent may be withheld by any such Member in its sole discretion, (ii) the modification of this Agreement as required and agreed by all of the then-existing Members, and (iii) upon the making of such Capital Contribution, if any, as the then-existing Members shall require from such Person.  In such event, the Membership Interest of the existing and additional Members shall be adjusted to reflect the Membership Interest, if any, allocated to such additional Member.

4.5           Liability of Members.  No Member shall have any liability for any obligation of the Company, whether such obligation arises in contract, tort or otherwise, except to the extent that any such obligations are expressly assumed in writing by such Member.  To be effective, such writing shall specifically reference this section and state that said liability or obligation represents an exception thereto.

4.6           Resignation or Withdrawal of Members.  A Member does not have the right or power to resign or withdraw from the Company as a Member without the approval of the other Member except as set forth in this Agreement.

4.7           Holdings Call Rights.  Notwithstanding any other provision of this Article IV, Holdings shall have the right, exercised in its sole discretion, to acquire all, but not less than all, of the Membership Interests of B&W TSG (a) as an alternative to liquidation or dissolution described in Section 9.1(a), (c), (e) (if Holdings is the Member which files for, or takes any action seeking to obtain, such judicial dissolution) or (g); or (b) as an alternative to liquidation or dissolution described in Section 9.1(b), (d) or (e) (if B&W TSG is the Member which files for, or takes any action seeking to obtain, such judicial dissolution); or (c) upon the occurrence of any transaction or other event that results in a competitor of USEC Inc. or Holdings becoming an Affiliate of B&W TSG; or (d) B&W TSG or any Affiliate fails to perform any material obligation under the Fee Agreement or the Guaranty (such call right being in addition to any other right or remedy afforded under the Fee Agreement and Guaranty).

4.8           B&W TSG Put Rights.  Notwithstanding any other provision of this Article IV, B&W TSG shall have the right, exercised in its sole discretion, to require Holdings to acquire all, but not less than all, of the Membership Interests of B&W TSG in the event of (a) a termination by ACE of the ESA for the convenience of ACE, or (b) the Members are unable to resolve a Dispute pursuant to Section 7.6, or (c) as an alternative to liquidation or dissolution described in Section 9.1(e) (if Holdings is the Member which files for, or takes any action seeking to obtain, such judicial dissolution) or (g).

4.9           Consideration.  The consideration to be paid by Holdings upon a transfer under Section 4.7 or 4.8 shall be based upon the valuation of an independent appraiser pursuant to Section 4.10 (but in no event shall such appraisal result in a deemed valuation of less than zero).  In the event of such a transfer, B&W TSG shall have a right-of-first-refusal to assume the Company’s contracts other than the ESA, any Subsequent ESA, the Supplier Agreements, the LTSA or any other agreement related to the manufacture of the AC100 centrifuges or its components.  Any exercise of such right shall be considered by the independent appraiser.

4.10           Valuation.  The valuation of any Membership Interests transferred from one Member to the other shall be established by an independent appraiser utilizing discounted cash flow analysis of expected future enterprise value reflecting, as of the date of the issuance of a Call or Put Notice (each as defined below):  (a) the Capital Accounts of the Members, (b) the assets and liabilities of the Company, (c) the contractual obligations and rights of the Company, (d) the benefits of future contracts, (e) that all Company indebtedness shall be deemed to remain in place after such sale, (f) that no commissions shall be paid on such hypothetical sale of the assets of the Company, (g) the occurrence of any event described in Section 4.7(d) and (h) such other matters determined by such appraiser to be relevant; provided, however, the appraiser shall not include in such appraisal any asset of the Company to the extent such asset was contributed to or otherwise provided to the Company by or on behalf of the transferee Member at or subsequent to the formation of the Company including as set forth in Exhibits A, C and E and, provided further, that in performing the discounted cash flow analysis with respect to future contract revenue, the independent appraiser shall assume that the Company retains the benefit of the use of the excluded assets.  The independent appraiser shall be one of the following: a Certified Business Appraiser from the Institute of Business Appraisers, an Accredited Senior Appraiser from the American Society of Appraisers, Accredited for Business Valuation by the American Institute for Certified Public Accountants, or a Certified Valuation Analyst by the National Association of Certified Valuation Analysts.  The costs of a single independent appraiser shall be borne equally by the Members.  In the event that the Members cannot agree on an independent appraiser, each Member will select and pay for its own independent appraiser and the valuation for purposes of this Section 4.10 shall be the average of the results of each Member’s independent appraisal.

4.11           Process.

(a)           Upon occurrence of one of the events set forth in Section 4.7, Holdings may deliver to B&W TSG a written notice (a “Call Notice”) to purchase the entire Membership Interest of B&W TSG.  The Call Notice shall identify Holdings’ selected independent appraiser meeting the standards set forth in Section 4.10.  Such Call Notice must be delivered prior to the 30th day following the occurrence of one of the events set forth in Section 4.7.  Failure of Holdings to deliver such Call Notice prior to the 30th day following such event shall be deemed to be an election by Holdings not to invoke the provisions of Section 4.7.  The failure of Holdings to exercise such right at any given time shall not be a waiver by Holdings of any right to issue a Call Notice upon the subsequent occurrence of any event described in Section 4.7.  No Call Notice may be rescinded once given without the written consent of B&W TSG, which consent may be withheld or conditioned in B&W TSG’s sole and absolute discretion.  Upon issuance of a Call Notice, Holdings shall have the right to replace B&W TSG’s Managers on the Board of Managers.

(b)           Upon occurrence of one of the events set forth in Section 4.8, B&W TSG may deliver to Holdings a written notice (a “Put Notice”) to sell the entire Membership Interest of B&W TSG to Holdings.  The Put Notice shall identify B&W TSG’s selected independent appraiser meeting the standards set forth in Section 4.10.  Such Put Notice must be delivered prior to the 30th day following the occurrence of one of the events set forth in Section 4.8.  Failure of B&W TSG to deliver such Put Notice prior to the 30th day following such event shall be deemed to be an election by B&W TSG not to invoke the provisions of Section 4.8.  The failure of B&W TSG to exercise such right at any given time shall not be a waiver by B&W TSG of any right to issue a Put Notice upon the subsequent occurrence of any event described in Section 4.8.  No Put Notice may be rescinded once given, without the written consent of Holdings, which consent may be withheld or conditioned in Holdings’ sole and absolute discretion.  Upon issuance of a Put Notice, Holdings shall have the right to replace B&W TSG’s Managers on the Board of Managers.

(c)           Within 10 days following delivery of a Call or Put Notice, the receiving Member shall either agree with the independent appraiser identified in such Call or Put Notice or identify such Member’s selection of its own independent appraiser meeting the standards set forth in Section 4.10.  Failure to provide such response shall be deemed to be an acceptance of the proposed appraiser.

(d)           Within 15 days after agreement on an appraiser or selection of a second appraiser, each Member may present a briefing paper of its evaluation of the factors outlined in Section 4.10 for consideration by the appraiser. Concurrently with the delivery of a briefing paper to the appraiser, a Member shall provide a copy of such submittal to the other Member.  Each appraiser shall perform and issue its appraisal of the Membership Interests with a valuation as of the date of the issuance of a Call or Put Notice. The appraiser shall not render a valuation prior to receipt and consideration of any submitted briefing paper or until the deadline has passed without receipt of a briefing paper.

(e)           Within 45 days after agreement on an appraiser or selection of a second appraiser, the appraiser(s) shall issue their valuation(s).  Within 45 days after the issuance of such valuation(s), Holdings shall purchase B&W TSG’s Membership Interests.  Such Membership Interests shall be transferred free and clear of all liens and other encumbrances and B&W TSG shall deliver an officer’s certificate to Holdings to that effect and representing and warranting that B&W TSG is the holder of good and clear title to the Membership Interests being transferred.  Each Member agrees to cooperate and to take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of B&W TSG’s Membership Interests by Holdings.  All transfer, stamp and recording taxes imposed as a result of such transfer shall be payable by the issuer of the Put or Call Notice.  All other costs shall be borne by the party who customarily bears such costs.

4.12           Break-Up Fee.  In the event of (a) a transfer resulting from Section 4.7(a) or Section 4.8(a) or Section 4.8(c), or (b) a dissolution of the Company as a result of Holdings exercising its rights pursuant to Section 9.1(c), Holdings shall pay, as of the date of transfer or dissolution, as applicable, to B&W TSG a break-up fee equal to:

Date	Amount
From the Effective Date through December 31, 2011	*****
January 1, 2012 through December 31, 2012	*****
January 1, 2013 through December 31, 2013	*****
January 1, 2014 through December 31, 2014	*****
January 1, 2015 through December 31, 2015	*****
Thereafter	*****

The break-up fee shall be calculated as of the date upon which, as applicable, Holdings issues a Call Notice pursuant to Section 4.11(a), B&W TSG issues a Put Notice pursuant to Section 4.11(b) or the date of dissolution of the Company.  Such break-up fee shall be in addition to any consideration for the transfer or dissolution otherwise payable under this Agreement.

ARTICLE V – CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; DISTRIBUTIONS AND ALLOCATIONS

5.1           Capital Contributions.

(a)           The Members have contributed their respective initial Capital Contributions as set forth in Exhibit A and, except as set forth in Section 5.1(d) or as may be required of the new Member pursuant to Section 4.4 hereof, no Member shall have any obligation to contribute additional funds to the capital of the Company.  Upon making its initial Capital Contribution as set forth in Exhibit A, each Member shall be entitled to its Membership Interest in the Company.

(b)           Except as may be required by law, or in respect of any negative balance resulting from a withdrawal of capital or a distribution in contravention of this Agreement, at no time during the term of the Company shall a Member with a negative balance in its Capital Account have any obligation to the Company or to the other Members to restore such negative balance.

(c)           Other than limitations included in the Supplier Agreements, Holdings shall provide full and unrestricted access to the existing and planned capital improvements specified in Exhibit E hereto.  Holdings shall also provide for and fund all facilitization, construction, and capital improvements set forth in Exhibit E hereto, including any and all revisions to Exhibit E made after the date hereof to the extent the management team of the Company reasonably believes such changes are necessary to achieve production of 400 centrifuge machines per month and such changes are approved by Holdings.  Notwithstanding any other provision of this Article V, the provision of such access and the funding of such facilitization, construction, and capital improvements shall not constitute a Capital Contribution as defined herein and shall not result in any increase in Holdings’ Capital Account or Membership Interest, but shall constitute contributions for purposes of Sections 4.10 and 9.4.  Holdings and its Affiliates shall be treated as the owner of such existing and planned capital improvements and facilities for all income tax purposes.

(d)           Additional Capital Contributions may be required by the Members. If the Members unanimously agree that additional Capital Contributions are required for the Company to perform its obligations, the Members shall fund such additional Capital Contributions proportionally according to their respective Membership Interest in the Company.  To the extent that a Member does not contribute its proportional share of such additional Capital Contribution, the other Member may, but is not obligated to, lend (which loan shall be a Member Loan and shall bear interest and be payable pursuant to Section 6.1(b) below) or contribute such amount to the Company (in which case, the contributing Member’s Capital Account shall be adjusted in accordance with Section 5.2 and the contributing Member’s Membership Interest shall be increased by *****).

5.2           Capital Accounts.  Each Member’s Capital Account shall be maintained on the books of the Company for each Member and the balance of each Member’s Capital Account shall be initially equal to such Member’s Capital Contribution set forth in Exhibit A, and shall, subject to Section 7.1(e), be (a) increased by (i) the aggregate amount of such Member’s additional Capital Contributions to the Company; (ii) the fair market value of property contributed by such Member to the Company (not to include property referenced in Exhibit E), net of liabilities secured by such property that the Company is considered to assume or take subject to under Code § 752; and (iii) Profits and items of income and gain allocated to such Member in accordance with its Membership Interest, and (b) decreased by (i) cash distributions to such Member from the Company; (ii) the fair market value of property distributed in kind to such Member, net of liabilities secured by such property that such Member is deemed to assume or take subject to under Code § 752; and (iii) Losses and items of loss or deduction allocated to such Member in accordance with its Membership Interest.  The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with § 1.704-1(b) of Treasury Regulations pursuant to the Code and shall be interpreted and applied in a manner consistent with such regulation.  To the extent such provisions are inconsistent with such regulations or are incomplete with respect thereto, the Capital Accounts of the Members shall be maintained in accordance with such regulations.

5.3           Distributions.

(a)           Distributions to the Members shall be shared pro rata according to their respective Membership Interests.  Distributions may be made from time to time in such amounts and at such times, but no less than quarterly, as the Members unanimously agree, subject to any restrictions that may be imposed on distributions to Holdings by lenders or guarantors for the financing of the ACP.  Immediately prior to a distribution of property other than cash, the Capital Accounts shall be adjusted as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(f).

(b)           Except as set forth in Section 9.4, in connection with any distribution, whether upon winding up of the Company or otherwise and whether or not it shall constitute a return of capital, no Member shall have the right to demand or receive property other than cash, although the liquidator may distribute property other than cash, but only with approval of all Members.  No Member shall have priority over any other Member either as to the return of its Capital Contribution or as to allocation of Profits or Losses of the Company.

5.4           Allocation of Profits and Losses.

(a)           Profits and Losses of the Company for each fiscal year shall be allocated pro rata to the Members according to their respective Membership Interests.

(b)           Every item of income, gain, loss, deduction, credit or tax preference entering into the computation of Profits and Losses, or applicable to the period during which such Profits or Losses were recognized, shall be considered allocated to each Member in the same proportion as Profits or Losses are allocated to such Members.

(c)           Losses allocated pursuant to this Section 5.4 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year.  In the event that some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to this Section 5.4, the limitation set forth immediately above shall be applied on a Member by Member basis, and Losses not allocable to any Member as a result of such limitation shall be allocated (a) first, to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations (until the Capital Account balances of all Members shall be reduced to zero); and (b) thereafter, in the same manner as Nonrecourse Deductions.

5.5           Regulatory Allocations.  The following special allocations shall be made in the following order and priority:

(a)           In order to comply with the “minimum gain chargeback” requirements of Treas. Reg. §§ 1.704-2(f)(1) and 1.704-2(i)(4), and notwithstanding any other provision of this Agreement to the contrary, in the event there is a net decrease in a Member’s share of Minimum Gain and/or Member Nonrecourse Debt Minimum Gain during a Company taxable year, such Member shall be allocated items of income and gain for that year (and if necessary, other years) as required by and in accordance with Treas. Reg. §§ 1.704-2(f)(1) and 1.704-2(i)(4) before any other allocation is made.  It is the intent of the parties hereto that any allocation pursuant to this Section 5.5(a) shall constitute a “minimum gain chargeback” under Treas. Reg. §§ 1.704-2(f) and 1.704-2(i)(4).

(b)           In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company gross income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.5(b) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after making all other allocations provided for hereunder on the basis that the allocation provisions of this Section 5.5(b) are of no force or effect and such allocation does not create or increase an Adjusted Capital Account Deficit of any other Member.

(c)           Nonrecourse Deductions for any fiscal year or other period shall be specifically allocated to the Members pro rata according to their respective Membership Interests.  Any Member Nonrecourse Deductions for any fiscal year or other period shall be specifically allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Deductions, attributed in accordance with Treas. Reg. § 1.704-2(i).

(d)           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code § 734(b) or Code § 743(b) is required, pursuant to Treasury Regulations § 1.704-1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m).

5.6           Tax Allocations.

(a)           Except as otherwise provided in this Agreement, allocations for tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, shall be made in the same manner as allocations for book purposes as set forth in Section 5.4.  Allocations pursuant to this Section 5.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(b)           In accordance with Code Section 704(c) and the Regulations thereunder and Regulations Section 1.704-1(b)(4)(i), income, gain, loss and deduction (as computed for federal income tax purposes) with respect to any property contributed to the capital of the Company or otherwise revalued on the books of the Company shall, solely for federal income tax purposes, be allocated among the Members to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value as determined at the time of the contribution or revaluation.

(c)           To the extent that a Member is deemed to realize any item of imputed income (including interest or rental income) as a result of its participation in the Company, any offsetting deduction realized by the Company with respect to such item of income shall be allocated 100% to such Member.

(d)           Tax credits and any other items other than Profits and Losses that are not otherwise expressly provided for herein shall be allocated to the Members as determined by the Tax Matters Partner and unanimously approved by the Members, subject to any requirements of the Code and Regulations.

(e)           Gain from the disposition of Company assets which is allocated to a Member for tax purposes shall include, to the extent possible, ordinary income consisting directly or indirectly of recaptured deductions (for depreciation or otherwise) to the same extent and in the same proportion as such deductions were previously allocated to such Member.

(f)           Tax allocations may deviate from the foregoing only upon the unanimous agreement of the Members.

5.7           Allocations with Respect to Transferred Interests.  If a Membership Interest has been Disposed of during a fiscal year, distributions shall be made, as among the party or parties Disposing of the Membership Interest (the “Transferor(s)”) and the party or parties to whom the Membership Interest is Disposed (the “Transferee(s)”), to the Person owning the Membership Interest on the date of the distribution.  Profits, Losses and items allocated under this Section 5.7 (other than income or loss from a capital event) shall be allocated based on the closing of the books method under Code § 706, and Profits or Losses from any capital event shall be allocated to the holder of the Membership Interest on the day the capital event occurred during such fiscal year.

5.8           Relation to Fee Agreement.  None of the payment or refund of the Fee (as defined in the Fee Agreement) under the Fee Agreement, or any other payment by B&W TSG to the Company under the Fee Agreement, will constitute a Capital Contribution or distribution under this Agreement and shall not alter B&W TSG’s Capital Account balance.

ARTICLE VI – MEMBER LOANS

6.1           Loans.

(a)           In the event that either Member reasonably concludes that the Company requires additional funds to perform its obligations and the Members do not agree to a capital call to provide such funds pursuant to Section 5.1(d), such Member may, but is not obligated to, lend money to the Company, which loan shall constitute a Member Loan.

(b)           Interest shall accrue on the outstanding principal balance of any Member Loan at a variable rate per annum equal to *****.  The initial interest rate shall be based on the Prime Rate in effect on the first banking day of the month in which such Member Loan is made.  Any change in the interest rate for Member Loans resulting from a change in the Prime Rate shall be effective on the first banking day of the first month following the month in which such change occurs.  Interest on Member Loans shall be compounded monthly.  Interest and principal on Member Loans shall be payable solely out of available net cash flow of the Company on the first banking day of each month prior to any distributions to Members.  After payment of all interest then due on outstanding Member Loans, remaining available net cash flow shall be applied to repay the outstanding principal amount of Member Loans.  In the event that more than one Member Loan is outstanding at any time, interest and principal shall be payable in proportion to the amount of accrued but unpaid interest in the case of interest payments, and in proportion of the unpaid principal amounts of the outstanding member Loans in the case of principal payments.  No Member shall have recourse against any other Member on account of a Member Loan.

ARTICLE VII – MANAGEMENT

7.1           Management.

(a)           Overall management and control of the Company shall be vested in a board (the “Board of Managers”).  The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware to the extent such powers are consistent with the terms of this Agreement and are appropriate or useful in carrying out the purposes of the Company as set forth in this Agreement.  The Board of Managers has the authority to bind the Company.  The Board of Managers may unanimously delegate the foregoing powers and authority to any of its authorized Officers.

(b)           The Board of Managers shall consist of seven (7) individuals (“Managers”), four (4) appointed by Holdings and three (3) appointed by B&W TSG.  The initial Managers are designated in Section 7.1(g) below.  Each Manager shall have such powers and rights as are set forth in this Agreement and as the Members determine from time to time and shall serve until he or she resigns, dies or becomes incapacitated or is removed by the Member that appointed such Manager.  Each Member, for each appointed Manager, may appoint one alternate to attend meetings, and tender the absent Manager’s vote, in the Manager’s absence upon written notice and will endeavor to do so at least five (5) business days prior to any regularly scheduled meeting of the Managers.  Any Member may, at any time and for any reason, remove and replace any Manager appointed by such Member.  Any such removal, and the name of any such replacement, shall be set forth in a written notice to the Company and the other Member and shall be effective as of the date set forth in such notice.  The Board of Managers shall select a Manager to serve as the chair of the Board of Managers. The Board of Managers shall have the sole power to determine appropriate levels of capital of the Company, whether the Company should seek capital in the form of debt, equity or a combination thereof and the kinds of securities, if any, of the Company to be issued from time to time.  The Board of Managers shall meet at an agreed time and location proposed by the chair (which may be by telephone conference so long as each Manager has the opportunity to participate fully) to direct and supervise the Company’s affairs, and may adopt such other rules of the conduct of its business as it shall determine to be necessary, proper or desirable.  Decisions of the Board of Managers shall be reflected in writing in the form acceptable to the Board of Managers.

(c)           Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all Managers consent thereto in writing and the writings are filed with the minutes of proceedings of the Board of Managers.

(d)           Unless otherwise specified herein, all decisions of the Board of Managers, including the decision to require a refund or other unscheduled payment under the Fee Agreement, shall require the consent of four Managers.

(e)           Notwithstanding the foregoing provisions, the following actions shall require the unanimous approval of the Members (as evidenced by a writing signed by all Member Representatives):

1.
The execution or modification of any agreement between the Company and a Member or an affiliate of a Member other than execution of seconding agreements for supply of Member personnel utilizing the seconding agreement approved by the Members;

2.	Commencement of voluntary bankruptcy of the Company;

3.	Dissolution of the Company, except as otherwise provided in this Agreement;

4.	Approval of the annual business plan;

5.	Additional Capital Contributions for any Member;

6.	Changes in the tax elections of the Company;

7.	Settlement of claims against Company;

8.	Amendment of this Agreement;

9.	Commencement of litigation by the Company;

10.	Entry by the Company into new business activities, other than as delegated to the President/General Manager;

11.	Modification to the delegation of authority to the President/General Manager attached hereto as Exhibit D;

12.	Establishment of employee incentive plans and bonus guidelines;

13.	Capital expenditures in excess of the approved budget, or any individual expenditure in excess of $1 million;

14.	Initial terms of the seconding agreement for supply of Member personnel to the Company;

15.	Providing any warranty, liquidated damage or guarantee provisions in any contracts or agreements other than as provided in this Agreement, the ESA, any Subsequent ESA and the LTSA;

16.	Permitting (and, for purposes of Section 5.2, valuing of) a Capital Contribution to the Company other than cash;

17.	Adjusting any Member’s Capital Account other than as provided in Section 5.2;

18.	Except for distributions required by this Agreement, making any distribution to a Member on account of the Member’s Membership Interest;

19.	Selecting or changing the Company’s outside legal counsel, other than tax counsel;

20.	Selecting or changing the Company’s outside auditors, if any;

21.	Establishing the insurance program for the Company;

22.	The selection or variance of depreciation or accounting methods or making any other decision affecting the state and/or federal income tax status of the Company that impacts distributions;

23.	The incurrence of any debt, payment obligation, guaranty or suretyship contract;

24.
The mortgaging, assigning, or granting of a security interest or permitting liens on company assets, whether or not jointly held with other Members, to the extent of the Company’s interest in such assets;

25.	Approval of the terms of any indemnifications and hold harmless agreements other than as provided in this Agreement, the LTSA, the ESA and any Subsequent ESA;

26.	Initiating or settling any third-party claim, dispute or litigation;

27.	Admission, withdrawal or expulsion of Members, other than dissolution or transfer as provided in this Agreement;

28.	Transfer of Membership Interests and appointment of a successor in interest as a substituted member, other than to Affiliates or as otherwise provided for in this Agreement;

29.	Assigning, subcontracting and delegating Member obligations to non-Affiliates;

30.	Member guarantees of indebtedness or loans to the Company other than as provided in this Agreement;

31.	Sale of any assets in which the Members may have a joint interest other than inventory or in the normal course of business; and

32.
Dissolving, terminating or merging the Company to the extent such action has any detrimental impacts on any of the Members (as determined in the sole discretion of each Member), other than as provided in this Agreement.

(f)           The initial Member Representatives are as follows:

Holdings	B&W TSG
Phil Sewell	Bob Cochran

(g)           The initial Managers are as follows:

Holdings	B&W TSG
1. Tracy Mey	1. Bob Cochran
2. Peter Saba	2. Carl Durham
3. Phil Sewell	3. Randall J. Spickard
4. Paul Sullivan

7.2           Employees; Appointment of Officers.

(a)           Unless otherwise agreed by the Members, all personnel, including Officers, are to be secondees from the Members or their Affiliates.  The initial key management personnel of the Company (the “Officers”) shall be the persons listed below opposite the offices to which they are hereby appointed until each resigns or is removed:

Name	Office
Carl Durham	President/General Manager
Larry Cutlip	Vice President and Director of Program Management
TBD	Director, Engineering
Mike Vermeulen	Director, Procurement & Contracts
John Sinclair	Director, Manufacturing
TBD	Director, Quality Assurance
Mike Knight	Director, Safety & Security
Bess Lowery	Director, Human Resources
TBD	Director, Finance

(b)           The Company hereby delegates to the President/General Manager the authority specified in Exhibit D to this Agreement.  The President/General Manager may then delegate his authority to other Officers at his discretion.

(c)           A Member may direct the removal of an Officer who is a secondee from the other Member or its Affiliate.  The removal by a Member of a secondee of itself or its Affiliate from an Officer position shall require the consent of the other Member.

(d)           For any subsequent President/General Manager, but only for so long as the Guaranty is in place, B&W TSG shall have the right to nominate a slate of candidates for President/General Manager.

(e)           Appointment of all Officers requires approval by both Members.

7.3           Indemnification.  Each Member shall indemnify its Managers and its or its Affiliates’ employees who are Officers of the Company.

7.4           Insurance.  The Company shall procure and maintain insurance covering its obligations under agreements entered into by the Company in the amounts and form, and with deductibles, as is customary for specialized manufacturers and is available on commercially reasonable terms.

7.5           Annual Business Plan and Budget.  Prior to each fiscal year, the President shall prepare for approval by the Board of Managers a business plan and budget for the upcoming fiscal year based on its contractual obligations and prospects for other business.

7.6           Disputes.  In the event that (i) there exists between the Members any dispute, claim, controversy or failure to agree arising out of or related to this Agreement or the breach, termination or validity hereof; or (ii) any Member requests the consent of the other Member for any matter requiring unanimous Member or Manager consent hereunder and not unanimously approved in accordance with this Agreement and the other Member fails to provide such consent within 5 business days after such request; or (iii) any Member requests the consent of the other Member for any matter not otherwise addressed in this Agreement which relates directly to the Company or the business of the Company, and the other Member fails to provide such consent within 5 business days after such request, the requesting Member may declare such matter in dispute (a “Dispute”) and seek resolution thereof in accordance with the following procedure, provided that the Members may agree to accelerate or extend the time periods set forth below:

(a)           The Dispute shall be submitted for negotiation by the Member Representatives.

(b)           If no resolution is achieved by the Member Representatives within 5 business days, the Dispute shall be submitted for negotiation by the senior management of the Members (other than the Member Representatives).

(c)           If no resolution is achieved by the Members’ senior management within 10 business days, the Dispute may be submitted to mediation through the American Arbitration Association, if agreed upon by the Members.

(d)           If the Dispute is not resolved through the foregoing, then either Member may dissolve the Company pursuant to Section 9.1(c) or (d), as applicable.  In no circumstances shall either Member create an artificial deadlock for the purposes of this Section 7.6(d).  An “artificial deadlock” shall be the inability to resolve a Dispute caused by virtue of either Member witholding its consent to an issue or proposal in circumstances where such consent is required to enable the Company to carry on its business properly and efficiently in accordance with the then current approved business plan and budget.  By way of example, neither Member shall in bad faith create a Dispute so as to effectuate a dissolution under Section 9.1(c) or (d).  Creating an artificial deadlock shall constitute a material breach of this Agreement and shall prevent the breaching party from asserting any right to dissolution under Section 9.1(c) or 9.1(d).

ARTICLE VIII – ACCOUNTING AND RECORDS

8.1           Fiscal Year.  The fiscal year of the Company shall be the calendar year.

8.2           Method of Accounting.  Unless otherwise provided herein, the Company’s books of account shall be maintained in accordance with GAAP and, to the extent required for any government contracting, the cost accounting standards imposed under the Federal Acquisition Regulations; provided, however, that for the purposes of making allocations and distributions hereunder (including distributions in liquidation of the Company in accordance with Capital Account balances as required by Section 5.3(b)), Capital Accounts, Profits and Losses shall be determined in accordance with federal income tax accounting principles utilizing the accrual method of accounting, with the adjustments required by Treas. Reg. § 1.704-1(b) to properly maintain Capital Accounts.  Each Member acknowledges that the Capital Account balances of the Members for the purposes described in the preceding sentence are not computed in accordance with GAAP and accordingly that any GAAP financial statements for the Company do not reflect their true Capital Account balances for purposes of determining allocations and making liquidating distributions to the Members hereunder.

8.3           Books and Records.  Proper and complete records and books of account of the Company’s business, including all such transactions and other matters as are usually entered into records and books of account maintained by Persons engaged in businesses of like character or as are required by law, shall be kept by the Company at the Company’s principal office and place of business. The Company shall keep the books and records of the Company in a form that is compatible with USEC, Inc. reporting requirements under applicable securities laws and regulations.

8.4           Inspection.  All books and records of the Company shall be open to inspection and copying by any of the Members or their designees at any reasonable time during business hours and at such Member’s expense.  Any Member who receives any proprietary information of the Company pursuant to this Section 8.4 or otherwise shall hold such proprietary information in accordance with Article XIII.

8.5           Financial Statements.  Within thirty days (30) days after the end of each of the first three quarters of each year, and within forty-five (45) days after the end of each year, the Board of Managers shall cause to be furnished to each Member financial statements with respect to each such quarter or fiscal year of the Company, consisting of (a) a balance sheet showing the Company’s financial position as of the end of such quarter or fiscal year, including comparisons to the same period in the prior fiscal year; (b) supporting profit and loss statements; and (c) a statement of cash flows for such quarter or year, including comparisons to the same period in the prior fiscal year.  Either Member may conduct an audit using its own or an Affiliate’s personnel or require that the annual statements be audited by the Company’s outside auditor, if any.  The costs of any such audit shall be paid by the Member requiring such audit.

8.6           Internal Controls.  The Company shall meet internal control requirements applicable to the Members.

8.7           Taxation.

(a)           It is the intent of the Members that the Company be taxed as a partnership in the United States for U.S. federal, state and local income tax purposes.  The Members hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

(b)           Tax Elections and Reporting.

(i)           Generally.  The Company shall make the following elections and take the following positions under United States income tax laws and regulations and any similar state statutes:

(A)	Adopt the calendar year as the annual accounting period;

(B)	Adopt the accrual method of accounting; and

(C)	Elect to amortize the Company’s organizational expenses pursuant to § 709(b) of the Code.

(ii)           Code § 754 Election.  The Board of Managers shall, upon the written request of any Member, cause the Company to file an election under Code § 754 and the Treasury Regulations thereunder to adjust the basis of the Company assets under Code § 734(b) or Code § 743(b) and a corresponding election under the applicable sections of state and local law.

(c)           Company Tax Returns.  The Company shall file a partnership tax return in the United States at the end of each fiscal year.  Other tax returns shall be prepared in a manner directed by the Board of Managers.  Each Member shall provide such information, if any, as may be needed by the Company for purposes of preparing such tax and information returns, provided that such information is readily available from regularly maintained accounting records.  The Company shall deliver to each Member a copy of the Company’s federal and state income tax and information returns for each fiscal year, together with any additional tax-related information in the possession of the Company that such Member may reasonably and timely request in order to properly prepare its own income tax returns.

(d)           Tax Audits.  Holdings shall be the “tax matters partner,” as that term is defined in Code § 6231(a)(7)(the “Tax Matters Partner”) with all of the rights, duties and powers provided for in Code §§ 6221 through 6234, inclusive.  Subject to Section 7.1(e), the Tax Matters Partner, under the overall direction and control of the Board of Managers shall direct the defense of any claims made by the Internal Revenue Service to the extent that such claims relate to the adjustment of Company items at the Company level and, in connection therewith, shall cause the Company to retain and to pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner.  The Tax Matters Partner shall promptly deliver to each Member a copy of all notices and communications with respect to income or similar taxes received from the Internal Revenue Service or other taxing authority relating to the Company which might materially adversely affect such Member, and shall keep such Member advised of all significant developments in such matters coming to the attention of the Tax Matters Partner.  All expenses of the Tax Matters Partner and its agents (including reasonable internal time charges and reasonable disbursements) and other fees and expenses in connection with such defense shall be borne by the Company; provided, however, that amounts paid by the Company to the Tax Matters Partner or any agent thereof under this Section 8.7(d) shall not duplicate any amount paid by the Company under any seconding agreement, management services agreement or similar agreement.  Except in the case of willful misconduct or gross negligence, neither the Tax Matters Partner nor the Company shall be liable for any additional tax, interest or penalties payable by a Member or any costs of separate counsel chosen by such Member to represent the Member with respect to any aspect of such challenge.

8.8           Bank Accounts.  The operating bank accounts of the Company shall be maintained in the name of the Company and at such bank or banks as may be designated by the Board of Managers.

ARTICLE IX – DISSOLUTION AND TERMINATION

9.1           Events of Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

(a)           the written consent of the Members acting unanimously; or

(b)           a termination by ACE of the ESA for default by the Company or termination by ACH or an Affiliate of any Subsequent ESA for default by the Company; or

(c)           the Members are unable to resolve a dispute under Section 7.6 and Holdings elects to dissolve the Company; or

(d)           the Members are unable to resolve a dispute under Section 7.6 and B&W TSG elects to dissolve the Company;

(e)           the entry of a decree of judicial dissolution under Section 18-802 of the Act;

(f)           the Company and ACE do not execute and deliver the ESA and the LTSA, in form and substance acceptable to ACE’s lender, on or before the Outside Date1 for Third Closing, unless otherwise agreed by the Members; or

(g)           the failure of the Members to agree on the terms and conditions for an equipment supply agreement for any expansion of the ACP or any additional plant including any modification to the initial supply agreement (each such agreement, a “Subsequent ESA”).

Except as provided in Section 9.1(c) or (d), nothing in this Section 9.1 shall be subject to Section 7.6.

9.2           Distribution of Assets.

(a)           Upon the occurrence of one of the events set forth in Section 9.1 hereof, Holdings shall act as liquidator and the liquidator shall distribute the assets of the Company in the following order of priority:

(i)           first, to payments of, or adequate provision for, the debts and obligations of the Company to its creditors (not including amounts owed to any Member), including sales commissions and other expenses incident to any sale of the assets of the Company;

(ii)           second, for the establishment of such reserves as the liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(iii)           third, to payment of Member Loans, pro rata according to the relative amounts of such unpaid loans.

(b)           The balance of the assets of the Company shall be distributed pro rata to the Members in accordance with their relative respective positive Capital Account balances until such balances, if any, are reduced to zero and then the balance shall be distributed pro rata to each Member in accordance with their respective Membership Interests.

9.3           In-Kind Distributions.  The liquidator may make distributions of the Company’s assets in kind.  The choice of which, if any, Company assets are to be distributed in kind shall be unanimously approved by the Members and shall be binding upon all Members.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidator(s) shall continue to operate the Company’s properties with all the power and authority of the Members.

9.4   Certain Distributions.  Notwithstanding any other provision of this Article IX or of Article V, (a) the rights to use or lease facilities and equipment contributed by or on behalf of Holdings and any Supplier Agreements with the Company shall be assigned as directed by Holdings, and (b) the rights to use or lease facilities and equipment contributed by or on behalf of B&W TSG shall be assigned as directed by B&W TSG.

9.5   No Liability.  Notwithstanding any other provision of this Article IX, in the event of a dissolution pursuant to Section 9.1(f), each Member will pay or forgive all amounts due from the Company to such Member or any of its affiliates for all costs and expenses incurred by such Member and all of its Affiliates from the date hereof through the date of such dissolution and shall indemnify the other Member with respect to such costs and expenses.  Such costs and expenses include, but are not limited to, any amounts due under any seconding agreement, use and access agreement or lease agreement to which the Company is a party.

ARTICLE X – MISCELLANEOUS PROVISIONS

10.1           GOVERNING LAW.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

10.2           Amendments.  Any amendment to this Agreement shall be made in writing signed by all of the Members.

10.3           Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

10.4           Limitations.  This Agreement shall not limit the rights of the Members to carry on their individual businesses.  The Company shall not have the power to bind any Member.

10.5           Interests and Certificates.

(a)           Interests.  Each limited liability company interest in the Company shall constitute and shall remain a “security” within the meaning of Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the States of Delaware and the Uniform Commercial Code of any other applicable jurisdiction.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del C. § 8-101, et. seq.) (the “UCC”), such provision of Article 8 of the UCC shall be controlling.

(b)           Certificates.

(i)           Upon the issuance of limited liability company interests in the Company to any Person in accordance with the provisions of this Agreement, without any further act, vote or approval of any Member, the Company shall issue one or more non-negotiable certificates in the name of such Person substantially in the form of Exhibit B hereto (a “Certificate”), which evidences the ownership of the limited liability company interests in the Company of such Person.  Each such Certificate shall be denominated in terms of the percentage of the limited liability company interests in the Company evidenced by such Certificate and shall be signed by a Member or an Officer on behalf of the Company.

(ii)           Without any further act, vote or approval of any Member or any Person, the Company shall issue a new Certificate in place of any Certificate previously issued if the holder of the limited liability company interests in the Company represented by such Certificate, as reflected on the books and records of the Company:

(A)           makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Certificate has been lost, stolen or destroyed;

(B)           requests the issuance of a new Certificate before the Company has notice that such previously issued Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(C)           if requested by the Company, delivers to the Company a bond or other security, in form and substance satisfactory to the Company, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Certificate; and

(D)           satisfies any other reasonable requirements imposed by the Company.

(iii)           Upon a Member’s transfer in accordance with the provisions of this Agreement of any or all limited liability company interests in the Company represented by a Certificate, the transferee of such limited liability company interests in the Company shall deliver such Certificate to the Company for cancellation (executed by such transferee on the reverse side thereof), and the Company shall thereupon issue a new Certificate to such transferee for the percentage of limited liability company interests in the Company being transferred and, if applicable, cause to be issued to such Member a new Certificate for that percentage of limited liability company interests in the Company that were represented by the canceled Certificate and that are not being transferred.

(c)           Registration of Limited Liability Company Interests.  The Company shall maintain books for the purpose of registering the transfer of limited liability company interests.  Notwithstanding any provision of this Agreement to the contrary, a transfer of limited liability company interests requires delivery of an endorsed Certificate and shall be effective upon registration of such transfer in the books of the Company.

10.6           Notices.  Except as otherwise expressly provided in this Agreement, all notices, demands, requests, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be given either (a) in person, (b) by United States mail, certified or registered, return receipt requested, postage prepaid, (c) by prepaid telegram, telex, cable, telecopy, or similar means (with signed confirmed copy to follow by mail in the same manner as prescribed by clause (a) or (b) above), or (d) by expedited delivery service (charges prepaid) with proof of delivery, to the following:

Name:	Address:
American Centrifuge Holdings, LLC	6903 Rockledge Drive Suite 400 Bethesda, MD 20817 Attention: General Counsel
Babcock & Wilcox Technical Services Group, Inc.	800 Main Street Lynchburg, VA 24504 Attention: Director, Contracts With a copy to: 13024 Ballantyne Corporate Place, Ste 700 Charlotte, NC 28277 Attention: General Counsel

10.7           Partition.  Each of the Members hereby irrevocably waives, to the fullest extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to the Company property.

10.8           Entire Agreement; Waivers.

(a)           This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof and supersedes any and all prior and contemporaneous contracts, understandings, negotiations and agreements with respect to the Company and the subject matter hereof, whether oral or written.

(b)           Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that Person or its rights with respect to that default until the applicable statute of limitations period has lapsed.  All waivers and consents hereunder shall be in writing and shall be delivered to the other Members in the manner set forth in Section 10.6 hereof.  A Member may grant or withhold any such waiver or consent in its absolute sole discretion.

10.9           Severability.  Every provision in this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

10.10           No Third-Party Beneficiaries.  Subject to the restrictions set forth in Section 4.3 hereof, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.  Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third-party beneficiary contract.

10.11           Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

10.12           Indemnification.  To the extent that B&W TSG, through its membership in the Company, is entitled to indemnification for (a) third party liabilities for physical injury or damage to property to the extent caused by a defect in the design of the AC100, or (b) any claims of third parties for intellectual property infringement with respect to the design of the AC100 pursuant to the ESA or LTSA, and ACE is unable to meet its obligations with respect to such indemnification obligations, Holdings shall so indemnify B&W TSG.

10.13           Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if the signing Members had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

10.14.           Intellectual Property Rights

(a)           Except with respect to intellectual property related to uranium enrichment centrifuge technology or the manufacture or servicing of centrifuge machines:

(i)           No license to a Member or the Company, under any trade secret, trademark, patent or copyright, or applications which are now or may thereafter be owned, is either granted or implied by the conveying of information from one Member to another.  No representation, warranty, assurance or guarantee shall apply with respect to any information that may be submitted or exchanged by the Members or Company with respect to the infringement of trade secrets, trademarks, patents, copyrights, or any right of privacy, or other rights, of third persons.

(ii)           Except as specifically provided for hereinafter, no Member shall have any rights in or to inventions or copyrightable material (including, but not limited to, software, and trade secret “know-how”) conceived or created by employees of the other Members prior to or during the term of this Agreement, and each Member shall retain the sole right to determine whether patent applications will be filed or copyright registrations will be applied for on any invention or material created by its employees.

(iii)           Inventions, copyrightable material including, but not limited to software, and trade secret “know-how” conceived or created jointly by employees of the Members or employees of the Company during work under this Agreement and patents arising from such joint inventions shall be the joint property of such contributing Members, and each shall be free to utilize the same.  The Company will grant to each contributing Member a fully paid-up, royalty-free, non-exclusive license for use of such jointly-developed technology.  The granting of licenses to third Parties is subject to prior written approval of the contributing Members.  Royalties will be split equally among the contributing Members.

(iv)           For purposes of this Section 10.14(a), a Member shall include such Member’s Affiliates.

(b)           With respect to intellectual property related to uranium enrichment centrifuge technology or the manufacture or servicing of centrifuge machines:

(i)           All inventions, discoveries, improvements, documents, drawings, designs, specifications, notebooks, tracings, photographs, negatives, reports, findings, recommendations, data and memoranda of every description, including material maintained in any form or medium, concepts, ideas, methods, methodologies, procedures, processes, know-how and techniques (including without limitation, function, process, system and data models); templates, the generalized features of the structure, sequence and organization of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation or systems (whether or not patentable, or copyrightable) that are conceived or first actually reduced to practice or first prepared by personnel seconded by B&W TSG, or which vest in the Company under any contract or agreement (including the Supplier Agreements) to which Company is a party, in the performance of the ESA (collectively, “ESA Technology”) shall be the property of the Holdings or its designee and treated by B&W TSG, the Company and their subcontractors as proprietary and confidential Company information.

(ii)           Holdings or its designee shall acquire all of B&W TSG’s and the Company’s right, title and interest in and to all ESA Technology by written assignment or as a work for hire.  B&W TSG hereby assigns all its right, title and interest in such ESA Technology to Holdings or its designee, and B&W TSG shall execute any documents and otherwise assist in obtaining, maintaining, or enforcing the Holdings’ or its designee’s intellectual property rights in and to ESA Technology, as Holdings or its designee may reasonably require to preserve the Holdings’ or its designee’s rights therein.  No additional compensation shall be paid to B&W TSG for, or as result of, providing such assistance.  To the extent B&W Background Technology (as defined below) is incorporated into ESA Technology, B&W TSG hereby grants to Holdings or its designee a fully-paid, world-wide, non-exclusive, irrevocable, transferable, perpetual license to make, have made, use, sell, offer to sell, reproduce, prepare derivative works, perform and/or display publicly, and sublicense  such B&W Background Technology to the extent necessary for Holdings or its designee to exercise its rights of ownership in ESA Technology.  No additional compensation shall be paid to B&W TSG for, or as result of, such license.

(iii)           Holdings acknowledges that B&W TSG may have previously created, acquired or otherwise have rights in (and may, in connection with the performance of the ESA, employ, provide, modify, acquire or otherwise obtain rights in) various inventions, discoveries, improvements, data, concepts, ideas, methods, methodologies, procedures, processes, know-how and techniques (including without limitation, function, process, system and data models); templates, the generalized features of the structure, sequence and organization of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation or systems (collectively, the “B&W Background Technology”).  Even if used in connection with the performance of the ESA, B&W Background Technology shall remain the property of B&W TSG and Holdings shall acquire no right or interest in such property, except for the license provided in Subparagraph (ii) above.  B&W Background Technology shall not include any ESA Technology.

ARTICLE XI – REPRESENTATIONS AND WARRANTIES

Each Member hereby represents and warrants to the Company and to the other Members that, as of the Effective Date:

11.1           Corporate Standing.  It is a corporation or a limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to do business in all other jurisdictions in which the nature of the business makes such qualification necessary and where failure so to qualify would have a material adverse effect on its (or the Company’s) financial condition, operations, prospects or Business.  It is and will be at all times fully qualified and capable of performing every obligation and responsibility to be performed and completed by it in accordance with the terms of this Agreement.

11.2           No Violation of Law; Litigation.  It is not in violation of any law or judgment entered by any “Governmental Person” (i.e., any federal, state or local government, agency or authority, to include but not limited to, judicial or quasi judicial bodies) which violations, individually or in the aggregate, would adversely affect its performance of any obligations under this Agreement.  Moreover, there are no legal or arbitration proceedings by or before any Governmental Person now pending or (to its best knowledge) threatened against it which (a) has a substantial likelihood of success and (b) could, if successful, have a material adverse impact upon its (or the Company’s) financial condition, operations, prospects or business as a whole or its ability to perform under this Agreement.

11.3           Licenses and Consents.  It is the holder of all federal, state, local and other governmental consents, licenses, permits or other authorizations required to permit it to operate or conduct its business now and as contemplated by this Agreement, and no authorization, consent or approval of, notice to or filing with, any Governmental Person is required for the execution, delivery or performance by such Member of this Agreement.

11.4           No Conflict or Breach.  None of the execution, delivery and performance by such Member of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, conflicts or will conflict with or will result in a breach or violation of any of the terms, conditions or provisions of any law, governmental rule or regulation or the charter documents, as amended, or other organizational documents, as amended, of such Member or any order, writ, injunction, judgment or decree of any court or other Governmental Person entered against such Member or by which it or any of its properties is bound, or any loan agreement, indenture, mortgage, note, resolution, bond, or contract or other agreement or instrument to which such Member is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.

11.5           Authority; Binding Effect.  It has all necessary power and authority to execute, deliver and perform this Agreement and its obligations hereunder; the execution, delivery and performance of this Agreement has been duly authorized by all necessary action on its part; it has duly and validly executed and delivered this Agreement; and this Agreement constitutes a legal, valid and binding obligation of such Member enforceable against such Member in accordance with the terms hereof, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

ARTICLE XII – FOREIGN OWNERSHIP, CONTROL AND INFLUENCE (FOCI); ETHICS AND COMPLIANCE POLICIES

12.1.           Foreign Ownership, Control and Influence (FOCI).  All Members will provide such information, undertake such acts, adopt such resolutions and sign such documents as may be necessary to obtain a favorable FOCI determination for the Company.

12.2.           Ethical Business Practices/Ethics & Compliance Policies.  Each Member of the Company follows a Code of Business Conduct that is in compliance with all applicable laws and regulations, including the Federal Acquisition Register and the Foreign Corrupt Practices Act.  As seconded employees to the Company, the employees of each Member shall continue to follow their respective Code of Business Conduct unless and until they become employees of the Company, at which point the Company shall adopt a Code of Business Conduct that meets the requirements of the most stringent Code of Conduct of its Members.

ARTICLE XIII – PROPRIETARY OR COMPANY CONFIDENTIAL INFORMATION

13.1.           Confidential Information.  During the term of this Agreement, the Members and the Company, as required to perform obligations hereunder, may exchange or have access to proprietary and Company confidential information.

(a)           Proprietary or Company confidential information is defined as, but not limited to, performance, sales, financial, contractual, and special marketing information, ideas, technical data and concepts originated by or on behalf of the Company not previously published or otherwise disclosed to the general public, not previously made available to the recipient or others without restriction, or not normally furnished to others without compensation.  For purposes of this Agreement, proprietary or Company confidential information shall include any information exchanged between the Members prior to execution of this Agreement that is protected under the terms of the Confidentiality Agreement between BWXT Services, Inc. and USEC Inc. dated as of April 27, 2007.

(b)           Any Member or the Company that receives or has received proprietary or Company confidential information (hereinafter “Recipient”) from a Member or the Company (hereinafter “Discloser”) agrees to hold such information in confidence indefinitely.

(c)           Proprietary or company confidential information which is exchanged may be used by the Recipient only in connection with this Agreement and Company activities.

(d)           No Recipient of proprietary or Company confidential information shall divulge or use same for any purpose not connected with this Agreement or Company activities.

(e)           Unless a more stringent standard applies by virtue of Company contract, the standard of care for protecting proprietary or confidential information imposed upon a Recipient will be that degree of care the Recipient uses to prevent disclosure, publication or dissemination of its own proprietary or confidential information, but in no event less than reasonable care.

13.2.           Confidential Visits.  Visiting Member or Company representatives exposed to information relating to the subject matter of this Agreement or otherwise, including but not limited to the form, materials and designs of the host’s plant and equipment, the methods of operation thereof and the various applications thereto, shall treat such information as proprietary and Company confidential as set forth in section 13.1.

13.3.           Exceptions.  Unless otherwise provided in a Company contract, the obligation with respect to the protection of proprietary or confidential information, as set forth in this Agreement, is not applicable to the following:

(a)           Information that becomes lawfully known or available to the Recipient from a source other than the Discloser who is under no duty of confidentiality with respect to such information and without breach of this Agreement by the Recipient.

(b)           Information developed independently by the Recipient.

(c)           Information which is within, or later falls within, the public domain without breach of this Agreement by the Recipient.

(d)           Information publicly released by the Discloser.

(e)           Information routinely disclosed by the Discloser on a non-restricted basis.

13.4           Permitted Disclosures.  Nothing herein shall restrict a Discloser from disclosing any information on a restricted basis pursuant to any governmental regulation or a judicial or other lawful government order, but only to the extent of such regulation or order.  In addition, each Member may disclose such information to its Affiliates (including its officers and directors, and counsel, accountants and advisors thereto), provided that such Affiliate is advised of the confidentiality requirements hereof and that such Member shall be responsible for any breach of this Article XIII by any of its Affiliates.

13.5           Remedies.  It is understood and agreed that monetary damages alone may not be a sufficient remedy for any breach of this Article XIII.  Each Member shall be entitled to seek specific performance and injunctive relief as remedies for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article but shall be in addition to all other remedies available under this Agreement, at law, or in equity.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

American Centrifuge Holdings, LLC

By:  /s/ Philip G. Sewell

Name: Philip G. Sewell

Title: Senior Vice President, American Centrifuge and Russian HEU

Babcock & Wilcox Technical Services Group, Inc.

By:  /s/ Stanley R. Cochran, Jr.

Name: Stanley R. Cochran, Jr.

Title: President

1 Capitalized terms used in §9.1 and not otherwise defined in this Agreement shall have the meanings ascribed thereto in that certain Securities Purchase Agreement among USEC Inc., Toshiba Corporation and Babcock & Wilcox Investment Company dated as of May 25, 2010.

EXHIBIT A

MEMBER	CAPITAL CONTRIBUTION	MEMBERSHIP INTEREST
American Centrifuge Holdings, LLC	$55.00	55%
Babcock & Wilcox Technical Services Group, Inc.	$45.00	45%

EXHIBIT B

Certificate For Limited Liability Company Interests

In American Centrifuge Manufacturing, LLC

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE.  THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION HEREOF.  ANY TRANSFER OF THIS CERTIFICATE OR ANY LIMITED LIABILITY COMPANY INTEREST REPRESENTED HEREBY IS SUBJECT TO THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW).

Certificate Number __                                           ___ Percentage Interest

American Centrifuge Manufacturing, LLC, a Delaware limited liability company (the “Company”), hereby certifies that ___________________ (together with any permitted assignee of this Certificate, the “Holder”) is the registered owner of ___ percent of the limited liability company interests in the Company.  The rights, powers, preferences, restrictions and limitations of the limited liability company interests in the Company are set forth in, and this Certificate and the limited liability company interests in the Company represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Limited Liability Company Agreement of the Company dated as of ________, 2010, as the same may be further amended or restated from time to time (the “Limited Liability Company Agreement”).  By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the limited liability company interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement.  Transfer of any or all of the limited liability company interests in the Company evidenced by this Certificate is subject to certain restrictions in the Limited Liability Company Agreement and can be effected only after compliance with all of those restrictions and the presentation to the Company of the Certificate, accompanied by an assignment in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferor, and an application for transfer in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferee.

Each limited liability company interest in the Company shall constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in each applicable jurisdiction (and each limited liability company interest in the Company shall be treated as such a “security” for all purposes, including, without limitation perfection of the security interest therein under each applicable Uniform Commercial Code).

This Certificate and the limited liability company interests evidenced hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of ________________, 20__.

American Centrifuge Manufacturing, LLC

By:

  Name:

  Title:

B-

(REVERSE SIDE OF CERTIFICATE)

ASSIGNMENT OF INTEREST

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________ (print or typewrite name of transferee), __________________ (insert Social Security or other taxpayer identification number of transferee), the following specified percentage of limited liability company interests in the Company:  ______________ (identify the percentage interest being transferred) effective as of the date specified in the Application for Transfer of Interests below, and irrevocably constitutes and appoints __________________________ and its authorized Officers, as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated:           _____________________                                                          Transferor:         ______________________
Address:      _____________________                                              By:                      ______________________
      _____________________                                                            Name:                  ______________________
      _____________________                                                            Title:                    ______________________

APPLICATION FOR TRANSFER OF INTERESTS

The undersigned applicant (the “Applicant”) hereby (a) applies for a transfer of the percentage of limited liability company interests in the Company described above (the “Transfer”) and applies to be admitted to the Company as a substitute Member of the Company, (b) agrees to comply with and be bound by all of the terms and provisions of the Limited Liability Company Agreement, (c) represents that the Transfer complies with the terms and conditions of the Limited Liability Company Agreement, (d) represents that the Transfer does not violate any applicable laws and regulations, and (e) agrees to execute and acknowledge such instruments (including, without limitation, a counterpart of the Limited Liability Company Agreement), in form and substance satisfactory to the Company, as the Company reasonably deems necessary or desirable to effect the Applicant’s admission to the Company as a substitute Member of the Company and to confirm the agreement of the Applicant to be bound by all the terms and provisions of the Limited Liability Company Agreement with respect to the limited liability company interests in the Company described above.  Initially capitalized terms used herein and not otherwise defined herein are used as defined in the Limited Liability Company Agreement.

Dated:           _____________________                                                         Applicant:          ______________________
Address:      _____________________                                                          By:                      ______________________
      _____________________                                                          Name:                  ______________________
      _____________________                                                          Title:                    ______________________

The Company has determined (a) that the Transfer described above is permitted by the Limited Liability Company Agreement, (b) hereby agrees to effect such Transfer and the admission of the Applicant as a substitute Member of the Company effective as of the date and time directed above, and (c) agrees to record, as promptly as possible, in the books and records of the Company the admission of the Applicant as a substitute Member.

American Centrifuge Manufacturing, LLC

Dated:_________________________                                    By:

  Name:

  Title:

B-

EXHIBIT C

Agreements To Be Assigned

Each as amended through the date of assignment:

Contract Between USEC Inc. and Babcock & Wilcox Technical Services Clinch River LLC, Dated as of June 25, 2007

Contract Between USEC Inc. And ATK Space Systems Inc. or Alliant Techsystems Inc, ATK Missile Subsystems and Components Division, Dated as of July 28, 2008

Contract Purchase Agreement Between USEC Inc. and Major Tool and Machine Inc., Dated as of August 30, 2007

Contract Between USEC Inc. and Curtiss-Wright Electro-Mechanical Corporation, Dated as of December 15, 2008

Memorandum of Understanding Among USEC Inc., ATK Space Systems Inc. and Hexcel Corporation, Dated as of August 16, 2007

ARMEC, demonstration work and components

Other agreements identified by the Parties to be required for ACM to achieve its purposes

C-

EXHIBIT D

Roles and Responsibilities for the President/General Manager

As the President/General Manager of the Company has the responsibility for the day-to-day management of the organization. The President/General Manager has the authority to:

•	Subject to the Members’ rights with respect to Officers, make personnel assignments to meet Company objectives

•	Administer merit increases and bonuses for Officers within approved guidelines

•	Hire/Fire/Discipline actions subject to Member ‘put’ rights in this Agreement

•	Commit the organization to procurement contracts within the approved annual operating plan

•	Direct subcontractors/Suppliers

•	Performance reviews on all key employees

•	Remove Officers whose performance does not achieve objectives, subject to approval of the Members

•	Represent the Company in the community and public forums, coordinated with the Members

•	Authorize facility modifications/repairs within the budget

•	Direct the safety, security and quality cultures of the organization

•	Ensure regulatory compliance

•	Establish procedures to ensure smooth operation of the facilities

•	Authorization to sign requisitions outside of budget line items up to an amount per item and subject to an aggregate annual limit to be set forth in the approved annual operating plan

•	Authorization to sign requisitions for unallocated/discretionary amount to be included in the approved budget

•	Commit the Company to other work within approved guidelines

•	Development and execution of the annual operating plan as approved by the Members, which shall include the annual budget and capital expenditure plans.

•	Execution of seconding agreements for supply of Member personnel utilizing the seconding agreement approved by the Members.

D-

EXHIBIT E

Facilities and Facilitization

Facilities:

The Facilities as defined in and pursuant to the Lease Agreement to be executed by the Company and USEC Inc.

The Facilities as defined in and pursuant to the Use and Access Agreement to be executed by the Company and American Centrifuge Operating, LLC.

Facilitization:

B&W CR Base
*****

Piketon
*****

Curtiss-Wright
*****

Major Tool
*****

ATK
*****

NOG-Euclid

Notes:

(1) The following equipment has been identified to
be relocated from CTC to TMC:
*****